Exhibit 99.3

   M  A  C  K  —  C  A  L  I     R  E  A  L  T  Y     C  O  R  P  O  R  A  T  I  O  N

For Immediate Release

MACK-CALI REALTY CORPORATION

ANNOUNCES FIRST QUARTER 2016 RESULTS

Core FFO per Diluted Share of $0.49

-Executed Over One Million Square Feet of Leases-

Edison, New Jersey—April 27, 2016—Mack-Cali Realty Corporation (NYSE: CLI) today reported its results for the first quarter 2016.

Recent highlights include:

•	Core FFO per diluted share of $0.49; and Funds from operations (FFO) of $0.48 for the quarter;

•	Revised FFO per share guidance of $2.04 to $2.10 for full year 2016;

•	FFO per share guidance of $0.52 to $0.54 for the second quarter 2016;

•	Net income of $0.69 per diluted share;

•	87.2% leased at quarter end; 1% higher than fourth quarter 2015 and a 2.9% improvement over first quarter 2015;

•	1.1 Million square feet leased in first quarter; a 48% increase over prior year;

•	Increased Rental Rates by 18.4% on a GAAP basis and 9.5% on a cash basis;

•	Acquired remaining 50% interest in a 371-unit multi-family property in Malden, Massachusetts;

•	Sold or signed contracts to sell four properties for $370 million; and

•	Declared $0.15 per share quarterly common stock dividend.

Michael J. DeMarco, president, commented “Regarding dispositions we are ahead of schedule and achieving planned results regarding our outlined non-core asset sales of $750 million. To date, we have closed on $300 million, $65 million closing in 30 days, with another $70 million under contract. For acquisitions, we have agreed to purchase 111 River Street in Hoboken and 101 Wood Avenue South in Metropark for a combined $317 million which falls in line with our goal of acquiring exceptional class A, Hudson River Waterfront and transit based assets.  We have achieved great things here at Mack-Cali in just under a year at the helm.  We expect that we will arrive at all our goals in the foreseeable future.”

FINANCIAL HIGHLIGHTS

* All per share amounts presented below are on a diluted basis.

For the first quarter 2016, Core FFO was $0.49 per share after adjusting for a $913,000 valuation charge at quarter end for mark-to-market of unhedged interest rate swaps, as compared to $0.43 per share for the quarter ended March 31, 2015.  The quarter’s Core FFO per share of $0.49 grew 13.9 percent from the same quarter last year primarily due to increased base rents and lower net property expenses.

Funds from operations (FFO) for the quarter ended March 31, 2016 totaled $48.2 million, or $0.48 per share, as compared to $43.1 million, or $0.43 per share, for the quarter ended March 31, 2015.

Net income (loss) available to common shareholders for the quarter ended March 31, 2016 amounted to $62.2 million, or $0.69 per share, as compared to $(2.5) million, or $(0.03) per share, for the quarter ended March 31, 2015. Included in net income for the quarter ended March 31, 2016 was $61.5 million of net gains from property-related transactions (net of noncontrolling interests in Operating Partnership of $7.2 million).

OPERATING HIGHLIGHTS

Mack-Cali’s consolidated commercial in-service portfolio was 87.2 percent leased at March 31, 2016, as compared to 86.2 percent leased at December 31, 2015.  The increase in percentage leased is primarily due to positive absorption through leasing activity of 0.8 percent and 0.2 percent as a result of sold properties.

For the quarter ended March 31, 2016, the Company executed 82 leases at its consolidated in-service commercial portfolio totaling 1,124,140 square feet. Of these totals, 385,658 square feet were for new leases and 738,482 square feet were for lease renewals and other tenant retention transactions.  Lease transactions included 349,423 square feet in Core properties, 551,674 square feet in Waterfront properties, 155,662 square feet in Flex properties and 67,381 square feet in Non-Core properties.  Lease spreads on a GAAP basis were 9.7 percent for new leases and 18.9 percent for renewed or retained leases.

Mitchell E. Rudin, chief executive officer, commented “Looking at the markets, the activity in the Waterfront, Metropark, and Parsippany markets continues to be very strong. On the Waterfront, in addition to the transactions that we have signed, we have almost 1.3 million square feet of leases out or are in active discussions. Jersey City is on a roll and is on its way to becoming New Jersey’s largest city and is one of the best mid-sized cities in the US.  Not a week goes by without a favorable news piece on why Jersey City is the new hotspot for people to live, work, and play.  We are certainly benefiting from this positive change in perception.”

RECENT TRANSACTIONS

On January 5, 2016, the Company, which held a 50 percent subordinated interest in the unconsolidated Overlook Ridge Apartment Investors LLC,  371-unit multi-family operating property located in Malden, Massachusetts, acquired the remaining interest for $39.8 million in cash plus the assumption of a first mortgage loan secured by the property with a principal balance of $52.7 million.  The cash portion of the acquisition was funded primarily through borrowings under the Company’s unsecured revolving credit facility.

In March, the Company sold its 169,549 square-foot commercial office property located at 1201 Connecticut Avenue, NW in Washington D.C. for approximately $93 million and realized a gain of approximately $58.8 million on this transaction.  Additionally in March, the Company sold its 67,401 square-foot commercial office property located at 2 Independence Way in Princeton, New Jersey for approximately $4.4 million and realized a loss of approximately $0.2 million on this transaction.

The Company recently announced that it reached an agreement to sell its remaining asset in Washington, D.C. at 1400 L Street for approximately $70.5 million, and on April 26, 2016, it completed the sale of 125 Broad Street, for approximately $202 million, exiting the New York City market. The Company expects to complete the 1400 L Street sale by May 2016.

BALANCE SHEET/CAPITAL MARKETS

In January 2016, the Company obtained a new $350 million unsecured term loan, which matures in January 2019 with two one-year extension options. The interest rate for the new term loan is currently 140 basis points over LIBOR, subject to adjustment on a sliding scale based on the Company’s unsecured debt ratings, or at the Company’s option, a defined leverage ratio. Mack-Cali entered into interest rate swap arrangements to fix LIBOR for the duration of the term loan. Including costs, the loan provides for a current all-in fixed rate of 3.13 percent. There is no premium or penalty associated with full or partial prepayment of the term loan.

Proceeds from the unsecured term loan were used primarily to repay outstanding borrowings on its $600 million unsecured revolving credit facility, and to repay the Company’s $200 million, 5.8 percent senior unsecured notes that matured on January 15, 2016.

As of March 31, 2016, the Company had total indebtedness of approximately $2.3 billion, with a weighted average annual interest rate of approximately 4.95 percent and a debt-to-undepreciated assets ratio of 40.4 percent. The Company had an interest coverage ratio of 2.9 times for the quarter ended March 31, 2016.

DIVIDENDS

In March, the Company’s Board of Directors declared a cash dividend of $0.15 per common share (indicating an annual rate of $0.60 per common share) for the first quarter 2016, which was paid on April 15, 2016 to shareholders of records as of April 5, 2016.

GUIDANCE/OUTLOOK

The Company expressed comfort with net income and FFO per diluted share for the full year 2016, as follows:

	Full Year
	2016 Range
Net income available to common shareholders	$0.82	—	$0.88
Add: Real estate-related depreciation and amortization on continuing operations		1.90
Deduct: Gain on change of control of interests		(0.10)
Realized (gains) losses and unrealized losses on disposition of rental property, net		(0.58)
Funds from operations	$2.04	—	$2.10

These estimates reflect management’s view of current market conditions and certain assumptions with regard to rental rates, occupancy levels and other assumptions/projections. Actual results could differ from these estimates.

CONFERENCE CALL/SUPPLEMENTAL INFORMATION

An earnings conference call with management is scheduled for April 28, 2016 at 10:00 a.m. Eastern Time, which will be broadcast live via the Internet at:

http://phoenix.corporate-ir.net/phoenix.zhtml?p=irol-eventDetails&c=96021&eventID=5224168

The live conference call is also accessible by calling (719) 457-1035 and requesting the Mack-Cali conference call.

The conference call will be rebroadcast on Mack-Cali’s website at https://www.mack-cali.com/investors/events-presentations/ beginning at 2:00 p.m. Eastern Time on April 28, 2016 through May 5, 2016.

A replay of the call will also be accessible during the same time period by calling (719) 457-0820 and using the pass code 5538104.

Copies of Mack-Cali’s Form 10-Q and Supplemental Operating and Financial Data are available on Mack-Cali’s website, as follows:

First Quarter 2016 Form 10-Q:

https://www.mack-cali.com/media/913089/1stquarter10q16.pdf

First Quarter 2016 Supplemental Operating and Financial Data:

https://www.mack-cali.com/media/913093/1stquartersp16.pdf

First Quarter 2016 Supplemental Operating and Financial Data for Roseland Residential Platform:

https://www.mack-cali.com/media/913096/1stquartersp16Roseland.pdf

In addition, these items are available upon request from:

Mack-Cali Investor Relations Department - Deidre Crockett

343 Thornall Street, Edison, New Jersey 08837-2206

(732) 590-1025

INFORMATION ABOUT FFO

Funds from operations (“FFO”) is defined as net income (loss) before noncontrolling interests of unitholders, computed in accordance with generally accepted accounting principles (“GAAP”), excluding gains or losses from depreciable rental property transactions, and impairments related to depreciable rental property, plus real estate-related depreciation and amortization. The Company believes that FFO per share is helpful to investors as one of several measures of the performance of an equity REIT. The Company further believes that as FFO per share excludes the effect of depreciation, gains (or losses) from sales of properties and impairments related to depreciable rental property (all of which are based on historical costs which may be of limited relevance in evaluating current performance), FFO per share can facilitate comparison of operating performance between equity REITs.

FFO per share should not be considered as an alternative to net income available to common shareholders per share as an indication of the Company’s performance or to cash flows as a measure of liquidity.  FFO per share presented herein is not necessarily comparable to FFO per share presented by other real estate companies due to the fact that not all real estate companies use the same definition. However, the Company’s FFO per share is comparable to the FFO per share of real estate companies that use the current definition of the National Association of Real Estate Investment Trusts (“NAREIT”). A reconciliation of net income per share to FFO per share is included in the financial tables accompanying this press release.

Core FFO is defined as FFO, as adjusted for certain items to facilitate comparative measurement of the Company’s performance over time.  Core FFO is presented solely as supplemental disclosure that the Company’s management believes provides useful information to investors and analysts of its results, after adjusting for certain items to facilitate comparability of its performance from period to period. Core FFO is a non-GAAP financial measure that is not intended to represent cash flow and is not indicative of cash flows provided by operating activities as determined in accordance with GAAP.  As there is not a generally accepted definition established for Core FFO, the Company’s measures of Core FFO may not be comparable to the Core FFO reported by other REITs.  A reconciliation of net income per share to Core FFO in dollars and per share is included in the financial tables accompanying this press release.

ABOUT THE COMPANY

Mack-Cali Realty Corporation is a fully integrated, self-administered, self-managed real estate investment trust (REIT) providing management, leasing, development, and other tenant-related services for its two-platform operations of waterfront and transit-based office and luxury multi-family assets.  Mack-Cali provides its tenants and residents with the most innovative communities that empower them to re-imagine the way they work and live.

Additional information on Mack-Cali Realty Corporation and the commercial real estate properties and multi-family residential communities available for lease can be found on the Company’s website at www.mack-cali.com.

The information in this press release must be read in conjunction with, and is modified in its entirety by, the Quarterly Report on Form 10-Q (the “10-Q”) filed by the Company for the same period with the Securities and Exchange Commission (the “SEC”) and all of the Company’s other public filings with the SEC (the “Public Filings”). In particular, the financial information contained herein is subject to and qualified by reference to the financial statements contained in the 10-Q, the footnotes thereto and the limitations set forth therein. Investors may not rely on the press release without reference to the 10-Q and the Public Filings.

We consider portions of this report, including the documents incorporated by reference, to be forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended.  We intend such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in Section 21E of such act.  Such forward-looking statements relate to, without limitation, our future economic performance, plans and objectives for future operations and projections of revenue and other financial items.  Forward-looking statements can be identified by the use of words such as “may,” “will,” “plan,” “potential,” “projected,” “should,” “expect,” “anticipate,” “estimate,” “target,” “continue” or comparable terminology.  Forward-looking statements are inherently subject to risks and uncertainties, many of which we cannot predict with accuracy and some of which we might not even anticipate.  Although we believe that the expectations reflected in such forward-looking statements are based upon reasonable assumptions at the time made, we can give no assurance that such expectations will be achieved.  Future events and actual results, financial and otherwise, may differ materially from the results discussed in the forward-looking statements.  Readers are cautioned not to place undue reliance on these forward-looking statements.

Contact:	Michael J. DeMarco	Anthony Krug	Deidre Crockett
	President	Chief Financial Officer	Director of Investor Relations
	(732) 590-1589	(732) 590-1030	(732) 590-1025

Mack-Cali Realty Corporation

Consolidated Statements of Operations

(In thousands, except per share amounts) (unaudited)

	Three Months Ended
	March 31,
	2016	2015
REVENUES
Base rents	$126,387	$123,793
Escalations and recoveries from tenants	14,961	18,399
Real estate services	6,812	7,644
Parking income	3,156	2,542
Other income	1,607	1,337
Total revenues	152,923	153,715

EXPENSES
Real estate taxes	23,226	22,452
Utilities	13,578	17,575
Operating services	26,732	28,228
Real estate services expenses	6,846	6,639
General and administrative	12,249	11,011
Depreciation and amortization	43,063	40,802
Total expenses	125,694	126,707
Operating income (loss)	27,229	27,008

OTHER (EXPENSE) INCOME
Interest expense	(24,993)	(27,215)
Interest and other investment income (loss)	(669)	267
Equity in earnings (loss) of unconsolidated joint ventures	(1,554)	(3,529)
Gain on change of control of interests	10,156	—
Realized gains (losses) on disposition of rental property, net	58,600	144
Total other (expense) income	41,540	(30,333)
Net income (loss)	68,769	(3,325)
Noncontrolling interest in consolidated joint ventures	706	490
Noncontrolling interest in Operating Partnership	(7,284)	314
Net income (loss) available to common shareholders	$62,191	$(2,521)

Basic earnings per common share:
Net income (loss) available to common shareholders	$0.69	$(0.03)

Diluted earnings per common share:
Net income (loss) available to common shareholders	$0.69	$(0.03)

Basic weighted average shares outstanding	89,721	89,192

Diluted weighted average shares outstanding	100,315	100,266

Mack-Cali Realty Corporation

Statements of Funds from Operations

(in thousands, except per share/unit amounts) (unaudited)

	Three Months Ended
	March 31,
	2016	2015
Net income (loss) available to common shareholders	$62,191	$(2,521)
Add (deduct): Noncontrolling interest in Operating Partnership	7,284	(314)
Real estate-related depreciation and amortization on continuing operations (a)	47,459	46,031
Gain on change of control of interests	(10,156)	—
Deduct: Realized (gains) losses and unrealized losses on disposition of rental property, net	(58,600)	(144)
Funds from operations available to common shareholders (b)	$48,178	$43,052

Diluted weighted average shares/units outstanding (c)	100,315	100,266

Funds from operations per share/unit-diluted	$0.48	$0.43

Dividends declared per common share	$0.15	$0.15

Dividend payout ratio:
Funds from operations-diluted	31.23%	34.93%

Supplemental Information:
Non-incremental revenue generating capital expenditures:
Building improvements	$4,368	$6,799
Tenant improvements & leasing commissions (d)	$10,538	$5,221
Tenant improvements & leasing commissions on space vacant for more than a year	$16,461	$7,139
Straight-line rent adjustments (e)	$2,361	$(139)
Amortization of (above)/below market lease intangibles, net (f)	$169	$231
Non real estate depreciation and amortization	$225	$243
Amortization of deferred financing costs	$1,169	$953

(a)                       Includes the Company’s share from unconsolidated joint ventures of $4,621 and $5,471 for the three months ended March 31, 2016 and 2015, respectively. Excludes non-real estate-related depreciation and amortization of $225 and $243 for the three months ended March 31, 2016 and 2015, respectively, and depreciation expense allocable to the Company’s noncontrolling interest in consolidated joint ventures of $151 and $151 for the three months ended March 31, 2016 and 2015, respectively.

(b)                       Funds from operations is calculated in accordance with the definition of FFO of the National Association of Real Estate Investment Trusts (NAREIT). See “Information About FFO” in this release.

(c)                        Calculated based on weighted average common shares outstanding, assuming redemption of Operating Partnership common units into common shares (10,509 and 11,074 shares for the three months ended March 31, 2016 and 2015, respectively), plus dilutive Common Stock Equivalents (i.e. stock options).

(d)                       Excludes expenditures for tenant spaces that have not been owned for at least a year.

(e)                        Includes the Company’s share from unconsolidated joint ventures of $169 and $177 for the three months ended March 31, 2016 and 2015, respectively.

(f)                         Includes the Company’s share from unconsolidated joint ventures of $95 and $124 for the three months ended March 31, 2016 and 2015, respectively.

Mack-Cali Realty Corporation

Statements of Funds from Operations per Diluted Share

(amounts are per diluted share, except share counts in thousands) (unaudited)

	Three Months Ended
	March 31,
	2016	2015
Net income (loss) available to common shareholders	$0.69	$(0.03)
Add: Real estate-related depreciation and amortization on continuing operations (a)	0.47	0.46
Deduct: Gain on change of control of interests	(0.10)	—
Realized (gains) losses and unrealized losses on disposition of rental property, net	(0.58)	—
Funds from operations (b)	$0.48	$0.43

Add:
Mark-to-market interest rate swap	0.01	—
Core FFO	$0.49	$0.43

Diluted weighted average shares/units outstanding (c)	100,315	100,266

(a)	Includes the Company’s share from unconsolidated joint ventures of $0.05 and $0.05 for the three months ended March 31, 2016 and 2015, respectively.
(b)	Funds from operations is calculated in accordance with the definition of FFO of the National Association of Real Estate Investment Trusts (NAREIT). See “Information About FFO” in this release.
(c)

Calculated based on weighted average common shares outstanding, assuming redemption of Operating Partnership common units into common shares (10,509 and 11,074 shares for the three months ended March 31, 2016 and 2015, respectively), plus dilutive Common Stock Equivalents (i.e. stock options).

Mack-Cali Realty Corporation

Consolidated Balance Sheets

(in thousands, except per share amounts) (unaudited)

	March 31,	December 31,
	2016	2015
Assets
Rental property
Land and leasehold interests	$684,960	$735,696
Buildings and improvements	3,557,813	3,648,238
Tenant improvements	353,842	408,617
Furniture, fixtures and equipment	16,576	15,167
	4,613,191	4,807,718
Less — accumulated depreciation and amortization	(1,382,962)	(1,464,482)
	3,230,229	3,343,236
Rental property held for sale, net	200,044	—
Net investment in rental property	3,430,273	3,343,236
Cash and cash equivalents	116,421	37,077
Investments in unconsolidated joint ventures	303,647	303,457
Unbilled rents receivable, net	120,035	120,246
Deferred charges, goodwill and other assets, net	220,997	203,850
Restricted cash	27,566	35,343
Accounts receivable, net of allowance for doubtful accounts of $602 and $1,407	9,511	10,754

Total assets	$4,228,450	$4,053,963

Liabilities and Equity
Senior unsecured notes, net	$1,064,363	$1,263,782
Unsecured term loan, net	347,351	—
Revolving credit facility	90,000	155,000
Mortgages, loans payable and other obligations, net	767,573	726,611
Dividends and distributions payable	15,047	15,582
Accounts payable, accrued expenses and other liabilities	137,030	135,057
Rents received in advance and security deposits	50,109	49,739
Accrued interest payable	23,994	24,484
Total liabilities	2,495,467	2,370,255
Commitments and contingencies

Equity:
Mack-Cali Realty Corporation stockholders’ equity:
Common stock, $0.01 par value, 190,000,000 shares authorized,
89,638,312 and 89,583,950 shares outstanding	896	896
Additional paid-in capital	2,571,509	2,570,392
Dividends in excess of net earnings	(1,066,867)	(1,115,612)
Accumulated other comprehensive loss	(5,675)	—
Total Mack-Cali Realty Corporation stockholders’ equity	1,499,863	1,455,676

Noncontrolling interests in subsidiaries:
Operating Partnership	175,688	170,891
Consolidated joint ventures	57,432	57,141
Total noncontrolling interests in subsidiaries	233,120	228,032

Total equity	1,732,983	1,683,708

Total liabilities and equity	$4,228,450	$4,053,963